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                                                                   EXHIBIT 10.6
                              AMENDED AND RESTATED
                          EXECUTIVE COMPENSATION PLAN




1.  Corporate Structure-

This Plan covers the compensation details for corporate top managers - Vice Presidents and above, at Award Software International. Award Software currently is organized into three groups: Headquarters in Mountain View, Taiwan Office in Taipei and European Office in Munich. This organization supports the local business needs worldwide. The General Managers in Taiwan and Europe have P/L responsibilities for the regions under their management. The top managers in the headquarters have the responsibilities for US operating P/L, corporate marketing, R/D, and financial management. The overall corporate financial performance responsibility resides with the CEO, who is assisted by senior staff.

2.  Performance Goals-

The business plan for Award Software calls for continued profitability with a goal of operating income based on revenue. The revenue is planned to grow a specified amount over 1995. The longer term goal for Award Software is to dominate selected business areas. Certain nonquantitative performance goals are also contemplated for the Company, which do not directly affect current managers' compensation packages.




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3.  Compensation Components-

The compensation philosophy is based on the theory that job reward comes from the feeling of accomplishment, ownership in the company and cash income. The compensation package for a senior manager typically consists of Base Salary, Performance Bonus and Stock Options. The sales bonuses (commissions) are set as a percentage of revenue. The performance bonuses are calculated by the following formula:

Performance Bonus = [operating income as a percentage of target - 70%] x base salary.

4.  Stock Option-

Employee stock option packages should be revised and approved by the Compensation Committee from time to time.